Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-261991)  of our report dated March 29, 2021, relating to the consolidated financial statements of Scopus BioPharma Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York
April 15, 2022